EXHIBIT 12
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                  Three Months
                                                            Year Ended December 31,                              Ended March 31,
                                         ------------------------------------------------------------           -----------------
                                         1995          1994          1993          1992          1991           1996         1995
                                         ----          ----          ----          ----          ----           ----         ----
                                                                            (Dollars in Thousands)
Earnings:
 Income before federal income tax       $188,201     $186,603      $179,962      $148,913      $106,290      $ 51,591     $ 45,354
 Fixed charges, excluding interest
  on deposits                            186,297      126,051       137,492       174,674       232,136        42,570       44,561
                                        --------     --------      --------      --------      --------      --------     --------
   Earnings, excluding interest on
    deposits                             374,498      312,654       317,454       323,587       338,426        94,161       89,915
                                        --------     --------      --------      --------      --------      --------     --------

 Interest on deposits                    418,049      319,352       289,510       324,651       385,516       112,095       92,348
                                        --------     --------      --------      --------      --------      --------     --------
   Earnings excluding fixed charges     $792,547     $632,006      $606,964      $648,238      $723,942      $206,256     $182,263
                                        ========     ========      ========      ========      ========      ========     ========

Fixed Charges:
 Interest expense                       $185,170     $124,997      $136,918      $173,935      $231,480      $ 42,266     $ 44,267
 Interest component of rent expense        1,127        1,054           574           739           656           304          294
                                        --------     --------      --------      --------      --------      --------     --------
   Fixed charges, excluding interest
    on deposits                          186,297      126,051       137,492       174,674       232,136        42,570       44,561
                                        --------     --------      --------      --------      --------      --------     --------

 Interest on deposits                    418,049      319,352       289,510       324,651       385,516       112,095       92,348
                                        --------     --------      --------      --------      --------      --------     --------
   Fixed charges, including interest
    on deposits                         $604,346     $445,403      $427,002      $499,325      $617,652      $154,665     $136,909
                                        ========     ========      ========      ========      ========      ========     ========

Ratio of earnings to fixed charges:
 Including interest on deposits             1.31X        1.42X         1.42X         1.30X         1.17X         1.33X        1.33X
 Excluding interest on deposits             2.01         2.48          2.31          1.85          1.46          2.21         2.02
